Exhibit 23.5

Consent of Hinman, Howard & Kattell, LLP

We hereby consent to the filing of the form of the Tax Opinion Letter as an exhibit to the Registration Statement, as amended, and to the use of our name under the heading “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

/s/ Hinman, Howard & Kattell, LLP
February 14, 2011